Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made this May 3, 2016 between Univar Inc., a Delaware corporation (“Univar”), and Stephen D. Newlin (“Executive”).

RECITALS

A. Univar is engaged in the chemical distribution and logistics business.

B. Univar wishes to employ Executive and Executive wishes to be employed by Univar in accordance with the terms and conditions set forth in this Agreement.

TERMS AND CONDITIONS

In consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Executive and Univar agree as follows:

1. Employment. As of May 31, 2016 (the “Effective Date”), Univar hereby agrees to employ Executive, and Executive agrees to be employed by Univar, as its President and Chief Executive Officer. While employed as President and Chief Executive Officer, Executive will also continue to serve as a member of the Univar Inc. Board of Directors (the “Board”). Executive will report directly to the Board. Executive’s responsibilities will include all those matters customarily assigned to a chief executive officer. Executive will comply in all material respects with all rules, policies and procedures of Univar as modified from time to time to the extent that they are not inconsistent with this Agreement. Executive will perform all of Executive’s responsibilities in compliance with all applicable laws. During Executive’s employment, Executive will not engage in any other business activity that prevents Executive from carrying out Executive’s obligations under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage. Nothing contained herein, however, shall preclude Executive from continuing to serve as a member of the board of directors of any company or organization for which he was serving prior to the Effective Date or to which the Board otherwise consents, provided that such service does not materially interfere with Executive’s obligations under this Agreement.

2. Term of Employment. Employment under this Agreement shall be terminable at-will, and, in such case either Executive or Univar may terminate Executive’s employment at any time with or without Cause or Good Reason, as defined in this Agreement, and without notice. Any termination of Executive’s employment by Executive or Univar (other than death) shall be communicated by written notice of termination to the other party in accordance with Section 16 of this Agreement.

3. Compensation. For the duration of Executive’s employment under this Agreement, Executive shall be entitled to compensation computed and paid pursuant to the following Sections and subject to applicable withholdings and deductions:

3.1 Salary. Executive shall be paid a gross salary at the rate of $1,100,000 per year (the “Annual Base Salary”), with actual amounts paid to be prorated for the actual period of employment, payable in equal installments in accordance with Univar’s normal payroll practices. Univar may review Executive’s salary from time to time as part of a review of Executive’s performance and other relevant factors and may determine in its sole discretion whether any increase in salary shall be made. Any such increased amount shall thereafter be Executive’s “Annual Base Salary” for all purposes under this Agreement.

3.2 Annual Bonus. Univar will provide Executive with the opportunity for annual cash bonus awards in accordance with performance metrics, weighting and thresholds/caps to be determined by the Board (the “Annual Bonus”), with a target annual amount equal to $1,500,000 (as may be increased in the Board’s discretion from time to time, the “Target Bonus”). Any such increased amount shall thereafter be Executive’s “Target Bonus” for all purposes under this Agreement. Except as provided in this Section 3.2 in respect of 2016, the Annual Bonus will be subject to the terms and conditions in Univar’s Management Incentive Plan and, with respect to the Annual Bonus payable for 2016, Executive may earn between zero and 200 percent of the Target Bonus pursuant to the terms of Univar’s Management Incentive Plan. Any Annual Bonus payable to Executive hereunder shall be paid between January 1st and March 15th of the year immediately following the year to which such Annual Bonus relates. For Executive’s 2016 Annual Bonus, (x)(a) 50% of the Annual Bonus shall be based on achievement of the corporate performance levels in Univar’s Management Incentive Plan which shall be substantially the same in all material respects as those that applied to Univar’s immediately preceding Chief Executive Officer (prior to Executive) (and shall be conditioned upon the continued employment of Executive through December 31, 2016) and (b) 50% of the Annual Bonus shall be based on the success of management development and succession plans as determined by the Board and communicated to Executive, (y) no less than 80% of the portion of the Target Bonus subject to clause (x)(a) shall be paid as Executive’s 2016 Annual Bonus if Executive continues his employment with Univar through December 31, 2016 or if his employment is terminated due to death, by Univar for any reason other than “Cause” or by Executive for “Good Reason” (provided, however, that if Executive earns more than the guaranteed amount based on actual performance, such larger amount shall be paid to him as his 2016 Annual Bonus) and (z) Executive’s 2016 Annual Bonus will be prorated for the portion of the 2016 fiscal year in which Executive is employed by Univar and its Affiliates (as defined below in Section 6).

“Cause,” as used herein, shall mean Executive’s (i) willful and continued failure to perform his material duties with respect to Univar or its Affiliates (except where due to a physical or mental incapacity) which continues beyond fifteen (15) business days after a written demand for substantial performance is delivered to Executive by the Board,

(ii) conviction of or plea nolo contendere to (A) the commission of a felony by Executive, or (B) any misdemeanor that is a crime of moral turpitude, (iii) Executive’s willful and gross misconduct in connection with his employment duties, or (iv) breach of the non-competition, non-solicitation or confidentiality covenants to which Executive is subject pursuant to this Agreement (other than any isolated or inadvertent breach by Executive that is not in bad faith and is cured within fifteen (15) business days after Univar gives Executive notice of such breach). No act on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that such action was in the best interest of Univar. No failure of Executive or Univar to achieve performance goals, in and of itself, shall be treated as a basis for termination of Executive’s employment for Cause. Notwithstanding anything herein to the contrary, no termination shall be treated as for “Cause” under this Agreement (and any such termination shall instead be treated as without “Cause”) unless (i) Executive has been given not less than fifteen (15) business days’ written notice by the Board of its intention to terminate Executive’s employment for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based (the “Board Notice”), (ii) the Board Notice is delivered not later than sixty (60) days after the Board’s learning of such act or acts or failure or failures to act, and (iii) the Board has thereafter provided Executive with a copy of a resolution duly adopted by the Board (after Executive has been given a reasonable opportunity, together with counsel, to be heard before the Board) confirming that, in its judgment, grounds for Cause on the basis of the original Board Notice exist, and no cure was timely effected.

“Good Reason,” as used herein, shall mean, without Executive’s consent, (i) a material reduction in Executive’s Annual Base Salary or a material reduction in annual incentive compensation opportunity, in each case other than any isolated or inadvertent failure by Univar that is not in bad faith and is cured within thirty (30) business days after Executive gives Univar notice of such event; (ii) a material diminution in Executive’s title, duties and responsibilities, other than any isolated or inadvertent failure by Univar that is not in bad faith and is cured within thirty (30) business days after Executive gives Univar notice of such event; (iii) a transfer of Executive’s primary workplace by more than thirty-five (35) miles from his workplace on the Effective Date, or (iv) the failure of a successor to have assumed this Agreement in connection with any sale of the business, where such assumption does not occur by operation of law, provided that in order for an event described in this definition to constitute Good Reason, Executive must provide notice to Univar (in accordance with Section 16 of this Agreement) within ninety (90) business days after Executive has knowledge of the existence of such event and Executive must terminate his employment for Good Reason within thirty (30) business days of Univar’s failure to cure such event, if curable, or otherwise within thirty (30) business days of the date on which Executive has knowledge of the occurrence of the event.

4. Other Benefits.

4.1 Certain Benefits. Executive may participate in employee benefit programs established by Univar for personnel on a basis commensurate with Executive’s position and in accordance with Univar’s benefit plans and arrangements from time to time, including eligibility requirements, but nothing herein shall require the adoption or maintenance of any such plan.

4.2 Equity Awards. On the Effective Date, Executive will be granted a total of 375,000 restricted stock units under and subject to the Univar Inc. 2015 Omnibus Equity Incentive Plan, and consisting of:

1)	125,000 time-based RSUs, vesting ratably in installments on each of the last days of each of the twelve (12) months following the Effective Date, subject to Executive’s continued employment with Univar and its Affiliates on each such vesting date (“RSU Tranche 1”);

2)	125,000 performance-based RSUs, vesting ratably in installments on each of the last days of each of the twelve (12) months following the Effective Date if (x) Executive is employed by Univar and its Affiliates on each such date, and (y) a $25 or higher closing price of Univar’s common stock on the New York Stock Exchange (“NYSE”) being maintained for twenty (20) consecutive trading days prior to or on the third (3rd) anniversary of the grant date (“RSU Tranche 2”); and

3)	125,000 performance-based RSUs, vesting ratably in installments on each of the last days of each of the twelve (12) months following the Effective Date if (x) Executive is employed by Univar and its Affiliates on each such date, and (y) a $30 or higher closing price of Univar’s common stock on the NYSE being maintained for twenty (20) consecutive trading days prior to or on the fourth (4th) anniversary of the grant date (“RSU Tranche 3”).

These restricted stock units will be subject to the additional terms and conditions set forth in the employee restricted stock unit award agreement attached hereto as Exhibit A (the “RSU Agreement”). In the event of any discrepancy between this Section 4.2 and the RSU Agreement, the latter agreement will control.

4.3. Vacation and Holidays. Executive shall be entitled to all public holidays observed by Univar. Vacation days shall be in accordance with the applicable provision of Univar’s vacation policy, provided, however, that Executive shall be granted not less than twenty-five (25) vacation days per year.

4.4 Expenses. Univar shall reimburse Executive in accordance with Univar’s policies and procedures for reasonable expenses necessarily incurred in Executive’s performance of Executive’s duties against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure. In addition, Univar shall reimburse Executive for (or shall pay directly) up to $25,000 in legal fees and expenses incurred by Executive in the negotiation of this Agreement and related documents.

4.5 Housing. For the duration of Executive’s employment under this Agreement, Univar shall provide Executive with reasonable housing for Executive’s exclusive use while working at Univar’s corporate headquarters.

4.6 Travel Benefits. For the duration of Executive’s employment under this Agreement, Univar will reimburse Executive for up to 100 hours of flight time per calendar year for Executive’s travel on a private airplane for company business, at comparable hourly NetJets rates, in accordance with Univar’s applicable policy as in effect from time to time; provided that Executive keep accurate and complete records of all such expenses and submit them to Univar on no less than a monthly basis.

5. Rights Upon Termination. Executive’s right to payments and benefits under this Agreement for periods after the date on which his employment with Univar terminates for any reason (the “Termination Date”) shall be determined in accordance with the following provisions of this Section 5:

5.1 If Executive’s Termination Date occurs for any reason, Univar shall pay or provide to Executive:

5.1.1 Executive’s Annual Base Salary (to the extent not previously paid) for the period ending on the Termination Date, payable within 30 days following the Termination Date (or such earlier date required by applicable law);

5.1.2 payment for unused vacation days, as determined in accordance with Univar’s policy as in effect from time to time, payable within 30 days following the Termination Date (or such earlier date required by applicable law);

5.1.3 any other payments or benefits to be provided to Executive by Univar pursuant to any employee benefit plans or arrangements of Univar or its Affiliates, to the extent such amounts are due from Univar or its Affiliates;

5.1.4 any housing or travel benefits to be provided pursuant to this Agreement through the Termination Date;

5.1.5 any unreimbursed business expenses payable for the period ending on such termination; and

5.1.6 any other payments or benefits required to be provided to Executive by Univar under applicable law.

5.2 Unless Executive’s employment is terminated as a result of a Succession Process (as defined below), if Univar terminates Executive without Cause or Executive resigns for Good Reason then, in addition to the amounts payable in accordance with Section 5.1 above, Univar shall pay Executive an amount equal to the sum of his then current Annual Base Salary and Target Bonus (each as in effect immediately prior to the Termination Date without regard to any reduction therein which constitutes Good Reason) which amount shall be payable to Executive in substantially equal installments for the twelve (12) month period following the Termination Date (the “Severance Period”) in accordance with the normal payroll practices of Univar. The Severance Period, and Univar’s obligation to make payments under this Section 5.2 shall cease with respect to periods after the breach by Executive of any of the provisions of Sections 6, 7, 8 or 9 of this Agreement. No severance benefits shall be paid to Executive if his employment is terminated as a result of a succession process undertaken by the Board (or a committee thereof) that has identified a candidate to succeed Executive in the role of Chief Executive Officer, provided that either Executive has identified such candidate or Executive is consulted in this succession process, within parameters determined by the Chairman of the Board, and given an opportunity to meet with such candidate (it being understood that neither the Company, the Board nor any committee thereof shall be required to act on Executive’s recommendation of or opposition to any candidate) (a “Succession Process”). As a condition for the severance benefit under this Agreement, Executive shall be required to sign and not revoke a release of claims substantially in the form attached hereto as Exhibit B.

6. Confidential Information

6.1 Executive recognizes that the success of Univar and its current or future Affiliates (as defined below in this Section 6) depends upon the protection of information or materials that are designated as confidential and/or proprietary at the time of disclosure or should, based on their nature or the circumstances surrounding such disclosure, reasonably be deemed confidential including, without limitation, information to which Executive has access while employed by Univar whether recorded in any medium or merely memorized (all such information being “Confidential Information”). “Confidential Information” includes without limitation, and whether or not such information is specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets, suppliers, and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to software programs, designs, specifications, compilations, inventions (as defined in Section 8.1 below), improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques. Confidential Information expressly includes information provided to Univar or Affiliates by third parties under circumstances that require them to maintain the confidentiality of such information. Notwithstanding the foregoing, Executive shall have no confidentiality obligation with respect to disclosure of any Confidential Information that (a) was, or at any time becomes, available in the public domain other than through a violation of this Agreement or (b) Executive can demonstrate by written evidence was furnished to Executive by a third party in lawful possession thereof and who was not under an obligation of confidentiality to Univar or any of its Affiliates (which, for the avoidance of doubt, shall not include any confidential information provided to Executive before the Effective Date in his capacity as a director). Nothing in the foregoing provisions of this Section 6.1 shall be construed so as to prevent Executive from using, in connection with his employment for himself or an employer other than Univar, knowledge which was acquired by him during the course of his employment with Univar or otherwise and which is generally known to persons of his experience in other companies in the same industry. Further, nothing in this Section 6 prohibits Executive from reporting what Executive believes reasonably and in good faith to be violations of law to a governmental agency or entity.

6.2 Executive agrees that during Executive’s employment and after termination of employment irrespective of Cause or Good Reason, Executive will use Confidential Information only for the benefit of Univar and its Affiliates and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as required in Executive’s reasonable business judgment to discharge his duties hereunder or as authorized by Univar or its Affiliates. Notwithstanding the foregoing, Executive may disclose Confidential Information as required pursuant to an order or requirement of a court, administrative agency or other government body.

6.3 Executive hereby assigns to Univar any rights Executive may have or acquire in such Confidential Information and acknowledges that all Confidential Information shall be the sole property of Univar and/or its Affiliates or their assigns.

6.4 There are no rights granted or any understandings, agreements or representations between the parties hereto, express or implied, regarding Confidential Information that are not specified herein.

6.5 Executive’s obligations under this Section 6 are in addition to any obligations that Executive has under state or federal law.

6.6 Executive agrees that in the course of Executive’s employment with Univar, Executive will not knowingly violate in any way the rights that any entity, including former employers, has with regard to trade secrets or proprietary or confidential information.

6.7 For purposes of this Agreement, the term “Affiliate” means any entity currently existing or subsequently organized or formed that directly or indirectly controls, is controlled by or is under common control with Univar, whether through ownership of voting securities, by contract or otherwise.

6.8 Executive’s obligations under this Section 6 are indefinite in term and shall survive the termination of Executive’s employment.

7. Return of Univar Property. Executive acknowledges that all tangible items containing any Confidential Information, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies), are the exclusive property of Univar or its applicable Affiliate, and Executive shall deliver to Univar all such material in Executive’s possession or control upon Univar’s request and in any event upon the termination of Executive’s employment with Univar. Executive shall also return any keys, equipment, identification or credit cards, or other property belonging to Univar or its Affiliates upon termination or request. Executive’s cellular telephone number is his personal property.

8. Inventions.

8.1 Executive understands and agrees that all Inventions are the exclusive property of Univar. As used in this Agreement, “Inventions” shall include without limitation ideas, discoveries, developments, concepts, inventions, original works of authorship, trademarks, mask works, trade secrets, ideas, data, information, know-how, documentation, formulae, results, prototypes, designs, methods, processes, products, formulas and techniques, improvements to any of the foregoing, and all other matters ordinarily intended by the words “intellectual property,” whether or not patentable, copyrightable, or otherwise able to be registered, which are developed, created, conceived of or reduced to practice by Executive, alone or with others, during Executive’s employment with Univar or Affiliates, whether or not during working hours or within three (3) months thereafter and related to Univar’s then existing or proposed business. In recognition of Univar’s ownership of all Inventions, Executive shall make prompt and full disclosure to Univar of, will hold in trust for the sole benefit of Univar, and hereby assigns, and agrees to assign in the future, exclusively to Univar all of Executive’s right, title, and interest in and to any and all such Inventions.

8.2 To the extent any works of authorship created by Executive made within the scope of employment may be considered “works made for hire” under United States copyright laws, they are hereby agreed to be works made for hire. To the extent any such works do not qualify as a “work made for hire” under applicable law, and to the extent they include material subject to copyright, Executive hereby irrevocably and exclusively assigns and conveys all rights, title and interests in such works to Univar subject to no liens, claims or reserved rights. Executive hereby waives any and all “moral rights” that may be applicable to any of the foregoing, for any and all uses, alterations, and exploitation thereof by Univar, or its Affiliates, or their successors, assignees or licensees. To the extent that any such “moral rights” may not be waived in accordance with law, Executive agrees not to bring any claims, actions or litigation against Univar, its Affiliates, or their successors, assignees or licensees, based on or to enforce such rights. Without limiting the preceding, Executive agrees that Univar may in its discretion edit, modify, recast, use, and promote any such works of authorship, and derivatives thereof, with or without the use of Executive’s name or image, without compensation to Executive other than that expressly set forth herein.

8.3 Executive hereby waives and quitclaims to Univar any and all claims of any nature whatsoever that Executive now or hereafter may have for infringement of any patent or patents from any patent applications for any Inventions. Executive agrees to cooperate fully with Univar and take all other such acts requested by Univar (including signing applications for patents, assignments, and other papers, and such things as Univar may require) to enable Univar to establish and protect its ownership in any Inventions and to carry out the intent and purpose of this Agreement, during Executive’s employment or thereafter. If Executive fails to execute such documents by reason of death, mental or physical incapacity or any other reason, Executive hereby irrevocably appoints Univar and its officers and agents as Executive’s agent and attorney-in-fact to execute such documents on Executive’s behalf.

8.4 Executive agrees that there are no Inventions made by Executive prior to Executive’s employment with Univar and belonging to Executive that Executive wishes to have excluded from this Section 8 (the “Excluded Inventions”). If during Executive’s employment with Univar, Executive uses in the specifications or development of, or otherwise incorporates into a product, process, service, technology, or machine of Univar or its Affiliates, or otherwise uses any invention, proprietary know-how, or other intellectual property in existence before the Effective Date owned by Executive or in which Executive has any interest (“Existing Know-How”), Univar or its Affiliates, as the case may be, is hereby granted and shall have a non-exclusive, royalty-free, fully paid up, perpetual, irrevocable, worldwide right and license under the Existing Know-How (including any patent or other intellectual property rights therein) to make, have made, use, sell, reproduce, distribute, make derivative works from, publicly perform and display, and import, and to sublicense any and all of the foregoing rights to that Existing Know-How (including the right to grant further sublicenses) without restriction as to the extent of Executive’s ownership or interest, for so long as such Existing Know-How is in existence and is licensable by Executive.

9. Nonsolicitation and Noncompetition.

9.1 During Executive’s employment with Univar, and for a period expiring eighteen (18) months after the termination of Executive’s employment, regardless of the reason, if any, for such termination, Executive shall not in any Covered Territory, directly or indirectly:

9.1.1 solicit or entice away or in any other manner persuade or attempt to persuade any officer, employee, consultant or agent of Univar or any of its Affiliates to alter or discontinue his or her relationship with Univar, or its Affiliates;

9.1.2 extend (or knowingly permit to be extended) an offer of employment to any person who on such date is, or who in the preceding six (6) months was, employed by Univar or any of its Affiliates, unless Univar is given at least five (5) business days’ written notice of such offer;

9.1.3 solicit from any person or entity that was a customer of Univar or any of its Affiliates during Executive’s employment with Univar, any business of a type or nature similar to the business of Univar or any of its Affiliates with such customer;

9.1.4 solicit, divert, or in any other manner persuade or attempt to persuade any supplier of Univar or any of its Affiliates to discontinue its relationship with Univar or its Affiliates;

9.1.5 solicit, divert, take away or attempt to solicit, divert or take away any customers of Univar or its Affiliates; provided, however, that the solicitation restriction of this Section 9.1.5 shall be limited to solicitations of customers with respect to any business of a type or nature similar to the business of Univar or its Affiliates;

9.1.6 engage in or participate in the chemical distribution or logistics business.

As used in this Section 9.1, “Covered Territory” means, as of any date (or if Executive’s employment has been terminated, the Termination Date), the United States, Western Europe, Canada and any other location in which Univar or any of its Affiliates is then doing business or did business within the preceding twelve (12) months.

For purposes of this Section 9.1, for periods after termination of Executive’s employment, whether a business is of a type or nature similar to the business of Univar or any of its Affiliates shall be determined based on such business as conducted on Executive’s Termination Date. In addition, the foregoing restrictions preventing solicitation shall not apply to general solicitations not directed at employees, customers or suppliers of Univar or its Affiliates or any former employee, customer or supplier of Univar or any of its Affiliates.

9.2 Except for Section 9.1.2 above, nothing in Section 9.1 above limits Executive’s ability to hire an employee of Univar or any of its Affiliates in circumstances under which such employee first contacts Executive regarding employment and Executive does not violate any provision of Section 9.1 above.

9.3 Univar and Executive agree that the provisions of this Section 9 do not impose an undue hardship on Executive and are not injurious to the public; that this provision is necessary to protect the business of Univar and its Affiliates; that the nature of Executive’s responsibilities with Univar under this Agreement provide and/or will provide Executive with access to Confidential Information that is valuable and confidential to Univar and its Affiliates; that Univar would not employ Executive if Executive did not agree to the provisions of this Section 9; that this Section 9 is reasonable in terms of length of time and scope; and that adequate consideration supports this Section 9. In the event that a court determines that any provision of this Section 9 is unreasonably broad or extensive, Executive agrees that such Court should narrow such provision to the extent necessary to make it reasonable and enforce the provision as narrowed.

10. Remedies. Notwithstanding any other provisions of this Agreement regarding dispute resolution, Executive agrees that Executive’s violation of any of Sections 6, 7, 8 or 9 of this Agreement would cause Univar or its Affiliates irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Executive from violation of the terms of this Agreement, upon any breach or threatened breach of Executive of the obligations set forth in any of Sections 6, 7, 8 or 9 of this

Agreement. The preceding sentence shall not be construed to limit Univar or its Affiliates from any other relief or damages to which it may be entitled as a result of Executive’s breach of any provision of this Agreement, including Sections 6, 7, 8, or 9 hereof.

11. Venue. Except for proceedings for injunctive relief, the venue of any litigation arising out of Executive’s employment with Univar or interpreting or enforcing this Agreement shall lie in a court of appropriate jurisdiction in Cook County, Illinois.

12. Fees. The prevailing party will be entitled to its costs and attorneys’ fees incurred in any litigation relating to the interpretation or enforcement of this Agreement.

13. Disclosure. Executive agrees fully and completely to reveal the terms of Sections 6, 7, 8 or 9 of this Agreement to any future employer and authorizes Univar and its Affiliates, at their election, to make such disclosure.

14. Representation of Executive. Executive represents and warrants to Univar that Executive is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any party that restrains or is in conflict with Executive’s performance of the covenants, services and duties provided for in this Agreement. Executive shall not in the course of Executive’s employment violate any obligation that Executive may owe any third party, including former employers.

15. Assignability. During Executive’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Univar may assign its rights and obligations under this Agreement without Executive’s consent to any of its Affiliates or to a successor by sale, merger or liquidation, if such successor carries on the business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation and notwithstanding anything in this Agreement, such assignment and Executive’s transfer of employment thereunder shall not be deemed a termination of employment. This Agreement is binding upon Executive, Executive’s heirs, personal representatives and permitted assigns and on Univar, its successors and assigns. In the event of Executive’s death, all accrued and vested amounts owing to Executive immediately prior to his death in respect of his employment with Univar shall be paid to the beneficiary designated by Executive.

16. Notices. Any notice required or permitted to be given hereunder is sufficient if in writing and delivered by e-mail, by hand, by facsimile or by registered or certified mail, at a valid address of Executive on file with Univar, or in the case of Univar at the address of its principal executive offices attention to the General Counsel, or such other address as may be provided to each party by the other, and shall be considered given upon receipt except that any notice by registered or certified mail shall be considered given three (3) business days after the date of deposit thereof in the U.S. mail.

17. Severability. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

18. Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

19. Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Illinois without regard to the conflicts of law provisions of such laws.

20. Survival. Notwithstanding anything to the contrary in this Agreement, the obligations of this Agreement shall survive a termination of this Agreement or the termination of Executive’s employment with Univar, except for obligations under Sections 1, 2, 3 and 4.

21. Tax Matters.

21.1.1 Executive acknowledges that the payments and benefits provided under the terms of this Agreement shall constitute taxable income to the extent provided in the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable tax laws. Univar may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

21.1.2 Notwithstanding the provisions of Section 21.1.1 of this Agreement, in the event that any housing benefits, travel benefits, expense reimbursements or other fringe benefits provided to Executive by or on behalf of Univar in connection with Executive’s employment (“Fringe Benefits”) are taxable to Executive, Univar shall make an additional cash payment to Executive (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes on such Fringe Benefits, including, without limitation, any income taxes and payroll taxes (and any interest and penalties imposed with respect thereto) and any taxes imposed upon the Gross-Up Payment, the Executive retains an amount equal to the value of the Fringe Benefits. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to be taxed at the highest marginal tax rate.

22. Entire Agreement. This instrument, and all agreements contemplated hereunder (including the RSU Agreement), contain the entire agreement of Executive and

Univar with respect to the subject matter herein and supersedes all prior such agreements and understandings, and there are no other such representations or agreements other than as stated in this Agreement related to the terms and conditions of Executive’s employment with Univar. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification agreed to by Univar must, in order to be binding upon Univar, be signed by the Board or a person delegated authority by the Board.

23. Executive’s Recognition of Agreement. Executive acknowledges that Executive has read and understood this Agreement and agrees that its terms are necessary for the reasonable and proper protection of the business of Univar and its Affiliates. Executive acknowledges that Executive has been advised by Univar that Executive is entitled to have this Agreement reviewed by an attorney of his selection, at Executive’s expense, prior to signing, and that Executive has either done so or elected to forgo that right.

24. Indemnification; Insurance. Univar shall indemnify Executive and hold him harmless to the fullest extent permitted by the certificate of incorporation and by-laws of Univar and applicable law. Executive shall continue to be an insured, during his employment and service as a member of the Board and at all times thereafter during which Executive may be subject to any liability for which Executive may be indemnified above, under any contract of officer and director liability insurance of Univar that insures members of the Board.

25. Inconsistency. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement in which Executive is a party or a participant, and which inconsistency hereunder is adverse to Executive, this Agreement shall control unless such other plan, program, practice or agreement specifically refers to an applicable provision of this Agreement as not controlling.

26. Applicability of Section 409A of the Code.

26.1 To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during his employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (iii) subject to any shorter time periods provided in any expense reimbursement policy of Univar, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Univar policies and procedures regarding such reimbursement of expenses.

26.2 Notwithstanding any other provision of this Agreement to the contrary, if any payment hereunder is subject to Section 409A of the Code and if such payment is to be paid on account of Executive’s separation from service (within the meaning of Section 409A of the Code), if Executive is a specified employee (within the meaning of Section 409A(a)(2)(B) of the Code), and if any such payment is required to be made prior to the first day of the seventh month following Executive’s separation from service, such payment shall be delayed until the first day of the seventh month following Executive’s separation from service (or, if earlier, his death). To the extent that any payments or benefits under this Agreement are subject to Section 409A of the Code and are paid or provided on account of Executive’s termination of employment or the Termination Date, the determination as to whether Executive has had a termination of employment (or separation from service) shall be made in accordance with Section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder. Installment payments hereunder shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

26.3 With respect to any payments or benefits subject to Section 409A of the Code, reference to the Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) with the Company. Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. If the timing of the Executive’s execution of a general release of claims pursuant to Section 5.2 hereof could impact the calendar year in which any payment under this Agreement that is subject to Section 409A of the Code will be made, such payment will be made in the later calendar year.

26.4 It is the intention that this Agreement comply with Section 409A of the Code (or an exception thereunder) and shall be interpreted in all respects in accordance with Section 409A of the Code.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the day and year first above written.

UNIVAR INC.

By:	/s/ Stephen Landsman
Name: Stephen Landsman
Title: General Counsel

EXECUTIVE

/s/ Stephen Newlin
Stephen D. Newlin

EXHIBIT A

UNIVAR INC.

RESTRICTED STOCK UNIT AGREEMENT

EXHIBIT B

RELEASE

This Release (“Release”) is entered into by                 (“Executive”) with respect to the termination of the employment relationship between Executive and Univar Inc. (the “Company”).

1. Executive’s last day of employment with the Company was                 (“Termination Date”). Executive shall not seek future employment or any right to future employment with the Company, its parent or any of its affiliates.

2. Executive has been provided all compensation and benefits earned Executive by virtue of employment with the Company, except to the extent that Executive may still be owed salary earned during the last pay period prior to the Termination Date and accrued unused vacation and excluding the amount payable to Executive under the Employment Agreement between Executive and the Company (“Employment Agreement”).

3. As consideration for the obligations undertaken by the Company pursuant to the Employment Agreement, Executive hereby releases the Company, its subsidiaries and affiliates, the respective officers, directors, and employees of each of the foregoing and the predecessors, successors and assigns of all of the foregoing, and each of Clayton, Dubilier & Rice, LLC, CVC Capital Partners Advisory (U.S.), Inc. and Temasek Holding (Private) Limited and their respective affiliates, including any investment fund affiliated with any of the foregoing, from any and all claims, causes of action, and liability for damages of whatever kind, known or unknown, arising from or relating to Executive’s employment and separation from employment (“Released Claims”). Released Claims include claims (including claims to attorneys’ fees), damages, causes of action, and disputes of any kind whatsoever, including without limitation all claims for wages, employee benefits, and damages arising out of any: contracts, express or implied (including the Employment Agreement); tort; discrimination; wrongful termination; any federal, state, local, or other governmental statute or ordinance, including, without limitation Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), Fair Labor Standards Act, and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and any other legal limitation on the employment relationship. Notwithstanding the foregoing, “Released Claims” do not include claims for breach or enforcement of this Release, claims that arise after the execution of this Release, claims to vested benefits under ERISA, workers’ compensation claims, or any other claims that may not be released under this Release in accordance with applicable law.

4. Executive represents and warrants that Executive has not filed any litigation based on any Released Claims. Executive covenants and promises never to file, press, or join in any lawsuit based on any Released Claim and agrees that any such claim, if filed by Executive, shall be dismissed, except that this covenant and promise does not apply to any claim of Executive challenging the validity of this Release in connection with claims arising under the ADEA. Executive represents and warrants that Executive is the sole owner of any and all Released Claims that Executive may have; and that Executive has not assigned or otherwise transferred Executive’s right or interest in any Released Claim. Executive hereby confirms that he has no disagreement regarding any matter relating to the operations, policies or practices of the Company or any of its subsidiaries or affiliates and no knowledge of any failure of any of them or any of their employees, officers, directors or shareholders at any time to have complied with any legal or regulatory requirements applicable to any of the foregoing persons or individuals.

5. Executive represents and warrants that Executive has turned over to the Company all property of the Company, including without limitation all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Executive received from the Company or its employees or that Executive generated in the course of employment with the Company.

6. Executive specifically agrees as follows:

a. Executive has carefully read this Release and finds that it is written in a manner that Executive understands;

b. Executive is knowingly and voluntarily entering into this Release;

c. Executive acknowledges that the Company is providing benefits in the form of payments and compensation, to which Executive would not otherwise be entitled in the absence of Executive’s entry into this Release, as consideration for Executive’s entering into this Release;

d. Executive understands that this Release is waiving any potential claims under the ADEA and other discrimination statutes, except as provided in this Release;

e. Executive is hereby advised by this Release to consult with an attorney prior to executing this Release and has done so or has knowingly and voluntarily waived the right to do so;

f. Executive understands he has a period of twenty-one (21) days from the date a copy of this Release is provided to Executive in which to consider and sign the Release (during which the offer will remain open), and that Executive has an additional seven (7) days after signing this Release within which to revoke acceptance of the Release;

g. If during the twenty-one (21) day waiting period Executive should elect not to sign this Release, or during the seven (7) day revocation period Executive should revoke acceptance of the Release, then this Release shall be void. The effective date of this Release shall be the eighth day after Executive signs and delivers this Release, provided he has not revoked acceptance; and

h. Executive may accept this Release before the expiration of the twenty-one (21) days, in which case Executive shall waive the remainder of the 21-day waiting period.

7. Executive hereby acknowledges his obligation to comply with the obligations that survive termination of the Employment Agreement, including without limitation those obligations with respect to confidentiality, inventions and nonsolicitation.

8. Section 3 of this Release is integral to its purpose and may not be severed from this Release. In the event that any other provision of this Release shall be found to be unlawful or unenforceable, such provision shall be deemed narrowed to the extent required to make it lawful and enforceable. If such modification is not possible, such provision shall be severed from the Release and the remaining provisions shall remain fully valid and enforceable to the maximum extent consistent with applicable law. To the extent any terms of this Release are put into question, all provisions shall be interpreted in a manner that would make them consistent with current law.

9. With regard to the subject matter herein, this Release shall be interpreted pursuant to Illinois.

Executive:
(Signature)
(Print Name)

Dated: